UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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INTERGRAPH CORPORATION

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THE FOLLOWING Q&A IS TO BE UTILIZED FOR COMMUNICATIONS WITH EMPLOYEES IN CONNECTION WITH THE MERGER.
Employee FAQ
This FAQ document is intended to serve as a basic outline for communicating the acquisition by the investor group led by Hellman & Friedman LLC and Texas Pacific Group in a clear and consistent manner to our employees. The purpose of this document is not intended to answer all possible questions, but rather is a basic outline of options to help us prepare, organize and communicate clearly and consistently.
What does today’s announcement mean?
The investor group led by Hellman & Friedman (“H&F”) and Texas Pacific Group (“TPG”) has agreed to acquire Intergraph Corporation. Intergraph’s Board of Directors unanimously supports and believes the transaction is fair and in the best interests of shareholders. The acquisition will be an all cash deal in which $44.00 per share will be paid at closing. Once this transaction is complete, Intergraph will become a privately-owned company.
What happens next?
In the coming weeks, Intergraph will file a preliminary proxy statement with the SEC. This statement will contain information about the transaction and will be available to the public. Once any SEC review is completed, a “definitive proxy statement” will be filed with the SEC and mailed to shareholders. Following the mailing of the definitive proxy statement, shareholders will vote on the transaction. If the merger agreement is approved, and all closing conditions are met, the transaction can be closed.
What is the voting requirement by shareholders to approve the transaction?
A majority of the shares outstanding must vote to adopt the merger agreement.
When will the transaction close? What happens between now and close?
We anticipate that the transaction will close sometime in the next three to four months. Over the next few months there will be a shareholder vote to approve the transaction. All Intergraph employees who hold stock will be entitled to vote on the transaction and receive cash consideration for their stock or option holdings. There are also possible regulatory reviews. However, none are expected to cause a material delay to closing.
Between now and final closing nothing will change from a business standpoint. It will be business as usual.
Who are Hellman & Friedman LLC and Texas Pacific Group?
H&F and TPG are blue chip investment firms with more than $35 billion in assets under management. Both firms have a long history of creating value for the companies in which they invest. Each firm has extensive expertise investing in the software sector, though they invest in companies across a broad spectrum of industries.
Hellman & Friedman LLC is a leading private equity investment firm with offices in San Francisco, New York and London. The Firm focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including financial services, professional services, asset management, software and information, media and energy. Since its founding in 1984, the Firm has raised and, through its affiliated funds, managed over $8 billion of committed capital. Recent investments include: Activant Solutions Inc., Artisan Partners Limited Partnership, DoubleClick, Inc., GeoVera Insurance Group Holdings, Ltd., LPL Holdings, Inc., Mondrian Investment Partners, Ltd., The Nasdaq Stock Market, Inc. (NDAQ), Texas Genco LLC, Vertafore, Inc. and VNU N.V.
September 1, 2006

Texas Pacific Group is a private investment partnership that was founded in 1992 and currently has more than $30 billion of assets under management. With offices in San Francisco, London, Hong Kong, and Fort Worth and other locations globally, TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings. TPG seeks to invest in world-class franchises across a range of industries, including industrials (Altivity Packaging, British Vita, Grohe, Kraton Polymers, Texas Genco), technology (Lenovo, MEMC, Seagate), retail/consumer (Debenhams, Ducati, J. Crew, Neiman Marcus, Petco), airlines (America West, Continental), media and communications (Findexa, MGM, TIM Hellas), financial services (Endurance Specialty Holdings, Fidelity National Information Services, LPL Financial Services) and healthcare (IASIS Healthcare, Oxford Health Plans, Quintiles Transnational), among others. Visit www.texaspacificgroup.com.
Why did H&F/TPG invest in Intergraph?
•	Strong momentum in PP&M:
-	Macro tailwinds in oil and gas and other end markets.

-	Secular growth in both new and core products.

-	Highly recurring revenues.
•	Significant value in SG&I:
-	Strong secular growth trends in public safety and security.

-	Stable growth and market position in GIS / mapping.
•	Well capitalized investors provide opportunities for investment in organic growth as well as acquisitions.

•	Solid management team with good track-record of growth and profitability.
Was the business in trouble? Did any one event trigger the acquisition by H&F and TPG?
No. Our 2005 operating income represented a compound annual growth rate (CAGR) of greater than 50%. Intergraph also more than doubled operating margin during the same time period. We continued this operating momentum in the first half of 2006. The initiatives we announced today are measures to prepare our company for future growth.
Why did the Board of Directors endorse this transaction?
This transaction represents the culmination of a thorough review of our standalone plan and strategic alternatives. After careful analysis, our Board of Directors concluded that the current course of action best positions Intergraph for the future. The Board believes this transaction is in the best interests of our shareholders and underscores the significant operational and financial improvements Intergraph has made over the past three years.
Are H&F and TPG acquiring the entire company or just certain divisions?
H&F and TPG will be acquiring the entire company.
Will sell-offs or spin-offs of company assets be part of this transaction?
The terms of the merger agreement do not require any asset sales or spin-offs.
September 1, 2006

Why do we have to take this action when we have made so much progress and what assurances do you have that H&F and TPG will support and continue Intergraph’s business transformation efforts to build a growth oriented future?
H&F and TPG are leading private equity firms and have long-term views toward growing the businesses in which they invest. They have an excellent track record of working in partnership with management teams to build great companies. The companies believe that Intergraph has excellent prospects for continued technology leadership and operational progress and look forward to partnering with the Intergraph team to help realize the Company’s attractive market opportunities.
What are H&F and TPG’s vision for Intergraph?
The vision and mission for Intergraph will not change. H&F and TPG are committed to supporting management in its successful efforts to grow through focus on product innovation and customer satisfaction. Additionally, H&F and TPG will encourage the company to continue pursuing acquisitions that are strategically and financially sensible.
Will the current management team remain in place after the transaction closes?
H&F and TPG are very excited to support and work with the company’s current management team and do not expect any significant changes.
What happens to SG&I and PP&M? Will there be a restructuring prior to the close of the transaction?
We do not anticipate any significant restructurings at this time. We believe our structure allows us to deploy people and capital in a manner that best drives forward our business, providing the greatest value for our customers, employees and partners.
What will H&F and TPG’s day-to-day roles be?
Management will continue to guide the company on a day-to-day basis. H&F and TPG will be represented on the Board of Directors and will work with senior management to determine other opportunities in which H&F and TPG resources can help drive value creation. It is very important to note that H&F and TPG are “owners,” not “operators.”
What type of interaction will we have with H&F and TPG prior to the close of the transaction?
Subject to limitation limited by law, the next few months H&F and TPG will want to spend more time getting to know our people as well as further understanding our businesses. We anticipate that senior managers will be meeting with management from H&F and TPG in order to help them better understand the organizational structure and roles of each group.
What does this do to my role within the company? Will there be layoffs as a result of the acquisition?
Overall, retention and employee satisfaction is very important to H&F and TPG. However, in switching from a public company to a private company certain functions require less of an investment than others.
The terms of the merger agreement do not call for the elimination of any positions. Other than creating efficiencies in certain function areas, H&F and TPG do not expect any headcount reductions.
September 1, 2006

What opportunities will this transaction create?
We believe this partnership provides us a greater degree of freedom and flexibility to build a growth oriented future for our Company and realign people and capital for deployment in a manner that best drives forward our business.
What does this transaction mean for customers/partners?
As a customer/partner, the ownership of the company should have little to no impact on the services we take pride in providing. It simply means that instead of having thousands of shareholders we will now have a few and we will no longer be a publicly traded company. It also means that Intergraph will be solely focused on providing solutions to better help our clients achieve more profitable results.
This has no impact on the product roadmap. H&F and TPG are acquiring Intergraph because they believe in the industry and the company and are committed to ensuring that Intergraph continues to grow while maintaining an excellent level of customer service. Through a great deal of time spent with Intergraph’s senior management team, H&F and TPG have come to appreciate and support the company’s product vision and roadmap.
When will customers be notified?
Customers will receive a letter describing the transaction in the next couple of days. In addition, there is a plan in place to contact key customers and vendors/partners. Managers can provide you with additional information about this.
Will all offices remain open after the transaction closes?
Intergraph offices will be evaluated based on their performance, but H&F and TPG believe that a global network of offices remains necessary to satisfy Intergraph’s diverse customer base and to allow for additional growth.
Are there certain things employees can and cannot do between today and when the transaction closes?
There are certain operating restrictions that apply prior to closing. However, H&F and TPG’s expectation is that the business will continue to function as usual. If you have specific questions on what you can and cannot do over the next few months please talk to your manager.
What happens to Intergraph’s benefit plan after the close?
There are no planned changes to Intergraph’s benefit plan as a result of this transaction.
Will my compensation change?
There is no current intention to modify compensation packages.
When will trading in Intergraph stock end?
We currently anticipate that public trading in Intergraph stock will be suspended on the closing date of the Merger. Following the closing, Intergraph’s common stock will be delisted from the NASDAQ Stock Market and deregistered under the Securities Exchange Act of 1934, as amended.
September 1, 2006

How does the merger affect my vested stock options?
Your rights have not changed with regard to your vested options — you are free to exercise any vested options in accordance with your option grant. In addition to your existing rights, all options will immediately vest on the closing date of the merger, and you will be paid the difference between your exercise price and the merger consideration. All merger option payments will be made through the Company payroll, less applicable withholding taxes.
How does the merger affect my unvested stock options?
All unvested options will immediately vest on the closing date of the merger, and you will be paid the difference between your exercise price and the merger consideration. All merger option payments will be made through the Company payroll, less applicable withholding taxes.
Will employees be able to exercise their stock options between sign and close?
Yes.
How will taxes be withheld for options that are “converted to cash value”?
Options converted to cash value in the transaction will require appropriate tax withholding. The federal tax rate for supplemental wages is 25%. State, Social Security, Medicare and other taxes may apply.
How does this merger affect my restricted stock?
If the transaction is completed, your unvested restricted stock will immediately vest on the closing date of the merger. All merger consideration payments for your unvested restricted stock will be made through the Company payroll, less applicable withholding taxes. Your vested restricted stock will be treated the same as other shares held outright.
Do I need to do anything to receive the $44.00 per share or will these shares be automatically converted to cash?
No, you do not need to take any action. Each share of Intergraph common stock held as of the closing date of the transaction shall be automatically converted into the right to receive an amount in cash equal to $44.00 per share. We will provide you with specific instructions on how to redeem your Intergraph shares for cash with the exchange agent in the near future.
Will Intergraph still offer the ESPP for the next purchase period?
No. The ESPP will be suspended immediately on September 1, 2006 for the offering period. The August payroll deductions will be unaffected. In accordance with the Merger Agreement, no further offering periods will occur under the ESPP while the transaction is pending and, if the merger closes as expected, the ESPP will be terminated at the effective time of the Merger. Any deductions made on September 1st payroll related to the ESPP will be refunded back to you.
Will there be anything to replace the ESPP?
At this time, there are no current plans to replace the ESPP.
How can I check to see what my Intergraph stock holdings are in the ESPP?
Please contact Marilyn Parker at 1-256-730-7889.
September 1, 2006

How can I get further questions answered?
You may talk to your manager or call the Employee Information line at 1-800-371-4337 or 1-256-730-1668 if you have further questions.
Important Additional Information will be Filed with the SEC
In connection with the proposed merger, Intergraph will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Intergraph at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Intergraph by directing such request to Intergraph, Attention: Investor Relations, telephone: 1-256-730-2701.
Intergraph and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Intergraph’s participants, which may be different from those of Intergraph’s stockholders generally, in the solicitation is set forth in Intergraph’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.
September 1, 2006